Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-130747 and 333-143417) of CRM Holdings, Ltd. of our report dated March 17, 2009 with respect to the consolidated financial statements and schedules of CRM Holdings, Ltd. and subsidiaries as of December 31, 2008 and for the years ended December 31, 2008 and 2007 which appear in the December 31, 2009 Annual Report on Form 10-K of CRM Holdings, Ltd.

/s/ Johnson Lambert & Co. LLP
Burlington, Vermont

March 19, 2010